Exhibit 99.1

NEWS RELEASE For Immediate Release November 4, 2004	Contact: Kenneth J. Abod Senior Vice President and Treasurer (703) 273-7500

SUNRISE REPORTS THIRD-QUARTER 2004 EPS RESULTS OF $0.41

EPS Excluding Property Sales Income, Marriott Senior Living Transition Expenses and Hurricane
Expenses Up 30 Percent

         McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported third-quarter 2004 earnings per share of $0.41 (diluted), which is at the high end of the Company’s guidance range of $0.39 to $0.41. Third-quarter 2004 results include $800,000, or $0.02 per share, of unusual expenses related to hurricane damage in Florida, and do not include any income from property sales. Sunrise previously disclosed that there would not be any income from property sales in the third quarter of 2004. Third-quarter 2003 earnings per share for the Company was $0.74 (diluted). The decrease in year-over-year earnings for the third quarter reflects the anticipated absence of income from property sales, which was $20 million, or $0.52 per share, in the third quarter of 2003. The decrease was partially offset by lower interest expense, strong growth in Sunrise’s management services operations and a reduced share count.

         Third-quarter 2004 earnings excluding income from property sales and hurricane expenses increased $0.10 per share, or 30 percent, to $0.43 per share, compared to third-quarter 2003 earnings per share of $0.33 per share, excluding income from property sales ($20 million or $0.52 per share) and one-time transition expenses associated with the Marriott Senior Living transaction ($4 million or $0.11 per share). There was no income from property sales or transition expenses in the third quarter of 2004 and no hurricane expenses in the third quarter of 2003. Sunrise believes earnings per share excluding income from property sales and non-recurring transition and unusual hurricane expenses is a helpful measure in understanding its operating results in light of its transformation to a management services company.

         The strong growth in earnings excluding income from property sales, transition expenses and hurricane expenses was generated by:

•	A $5.8 million reduction in net interest expense in the third quarter of 2004 versus the third quarter of 2003 as a result of lower average debt outstanding during the third quarter of 2004 ($230 million of average debt outstanding in the third quarter of 2004 and $446 million in the third quarter of 2003).

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Sunrise Reports Third-Quarter 2004 EPS Results of $0.41

•	A $2.7 million, or 12 percent, increase in management services revenue less management services expenses for the third quarter of 2004 versus the third quarter of 2003. This increase was primarily due to an 11 percent increase in revenue under management, which was generated by growth in Sunrise’s operating portfolio and improved same-store revenue performance, as well as increased pre-opening activity in Europe, where Sunrise now has eight properties under construction.

•	The impact of the Company’s share repurchase program, which resulted in a 1.5 percent decrease in the diluted share count in the third quarter of 2004 versus the third quarter of 2003.

         “Our results for the third quarter reflect the momentum we continue to build as the leading senior living management services provider,” said Sunrise Senior Living Chairman and CEO Paul Klaassen. “Our focus, as we look ahead to 2005 and beyond, remains on providing high-quality care and service for the seniors we serve while delivering consistent growth. We believe this approach will remain the key to our success.”

         Portfolio Growth

         As of September 30, 2004, Sunrise operated 377 open communities. In the third quarter of 2004, Sunrise opened two communities developed by Sunrise (combined resident capacity of 123). Both of the newly developed communities are managed for a third party. Additionally, Sunrise began managing two existing communities – one that is owned by a Sunrise joint venture (resident capacity of 48) and one that is owned by a third party (resident capacity of 83). Sunrise continues to seek additional opportunities to manage third-party properties. During the third quarter of 2004, Sunrise closed one previously acquired smaller community in order to redevelop the property.

         Sunrise has begun construction on 15 new properties this year, including 10 in the United States, one in Canada, three in the United Kingdom and one in Germany. As of September 30, 2004, Sunrise had 29 communities under construction. Sunrise expects as many as 10 additional construction starts by year-end, including two or three in the United Kingdom and Germany. Since September 30, 2004, four of the communities previously under construction in the United States opened.

         During the third quarter of 2004, Sunrise entered into two separate development joint venture agreements – one with GEM Investors, Inc., a real estate investment company, and one with the California Public Employees’ Retirement System (“CalPERS”) and CalPERS’ advisor, AEW Capital Management, L.P. – for the development of four assisted living communities with a combined resident capacity of 380. Sunrise will develop and manage these communities pursuant to long-term management agreements.

         “Our development teams’ efforts in domestic and international markets are generating strong results, allowing us to start construction of an increasing number of new senior living communities in attractive metropolitan markets,” said Thomas Newell, president, Sunrise Senior Living. “Our existing

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Sunrise Reports Third-Quarter 2004 EPS Results of $0.41

relationships with sophisticated development capital sources have grown stronger as we deliver results over the years and we continue to look for ways to enhance these relationships while building others. These development efforts should help provide predictable growth in our operating portfolio by adding senior living communities designed by Sunrise in top-tier markets.”

         Operational Highlights

         Revenue under management increased 11 percent to $451 million in the third quarter of 2004 from $405.2 million in the third quarter of 2003. Revenue under management includes revenues generated by Sunrise’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by Sunrise. General and administrative expenses as a percentage of revenue under management decreased to 3.9 percent in the third quarter of 2004 (excluding unusual expenses of $800,000 relating to hurricane damage in Florida) from 4.3 percent in the third quarter of 2003 (excluding $4 million of transition expenses in the third quarter of 2003).

         During the third quarter of 2004, Sunrise had 147 communities (12,038 resident capacity) that were classified as same-store owned communities (consolidated and joint venture communities that were stabilized in both the third quarter of 2004 and 2003). Third-quarter 2004 revenue for this portfolio increased 7.5 percent over the third quarter of 2003 as a result of a 4.9 percent increase in average daily rate ($135.30 compared to $129.01) and a 2.2 percent increase in occupancy (91.1 percent compared to 89.1 percent). Operating expenses for this portfolio increased 10.6 percent in the third quarter of 2004 over the year earlier period. Operating expense growth was above expectations for the quarter primarily due to labor and employee benefits costs.

         Repurchase Program

         Since June 30, 2004, Sunrise repurchased $17 million of its common stock, which represents 492,700 shares at a weighted average price of $34.77, $3 million of which was repurchased to date in the fourth quarter of 2004. As a result, Sunrise has completed $37 million of its $50 million repurchase program announced in March 2004 (1,050,000 shares at a weighted average price of $35.10), leaving an additional $13 million of availability through May 2005.

         To date under its repurchase programs ($150 million repurchase program completed in March 2004 and the additional $50 million repurchase program announced in March 2004), Sunrise has repurchased $182 million of its common stock (6,228,500 shares at a weighted average price of $29.22) and $5 million of its 5.25 percent convertible subordinated notes.

         Capital Overview, Cash Flow and Financing

         Sunrise ended the third quarter of 2004 with $118.8 million of cash and cash equivalents. In addition to its cash position and cash generated from operations, Sunrise has $187 million available under credit facilities.

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Sunrise Reports Third-Quarter 2004 EPS Results of $0.41

         Sunrise expects to continue to generate cash flow from operations in excess of its future growth requirements and capital expenditures on its consolidated portfolio. The Company is evaluating potential uses for the combination of its current cash balances and expected surplus cash flow, including further debt reduction, additional stock repurchases, payment of a dividend, or additional investments to acquire or expand complementary lines of senior living management businesses.

         Debt at the end of the third quarter of 2004 was $241.9 million, including $120 million of 5.25 percent convertible subordinated notes and $25.9 million of life care bonds which are typically repaid through the issuance of bonds to new residents. Debt declined on a year-over-year basis by $21 million and was 22.5 percent of total assets as of the end of the third quarter of 2004 versus 25 percent at the end of the third quarter of 2003.

         Outlook and Earnings

         Quarterly guidance for the fourth quarter of 2004 is $0.52 to $0.56 per share, excluding income from property sales, which would be an increase of 30 percent to 40 percent over the fourth quarter of 2003 earnings per share, excluding income from property sales ($12.4 million or $0.32 per share) and transition expenses ($2 million or $0.05 per share). Sunrise also expects to recognize approximately $1 million ($0.03 per share) of income from property sales from transactions to be completed in the fourth quarter of 2004. Based on year-to-date results and fourth-quarter 2004 guidance, Sunrise’s updated expectation for earnings per share for 2004, excluding income from property sales but including the third quarter hurricane expenses, is $1.58 to $1.62 per share, a 58 percent to 62 percent increase over 2003 results, excluding income from property sales and transition expense.

         For 2005, Sunrise expects earnings per share to be in the $1.82 to $1.92 range, which would represent 14 percent to 20 percent growth over the midpoint of the Company’s 2004 guidance range. The estimated growth in earnings per share is expected to be driven by higher management fee revenue and pre-tax income from Sunrise’s existing portfolio of owned and managed communities, and by expansion of the Company’s operating portfolio through new construction, which is expected to increase substantially in 2005, and new third-party management contracts. Sunrise’s 2005 guidance does not assume any income from property sales or any additional sale/long-term manage back transactions and does not reflect any possible changes in accounting rules regarding, for example, the expensing of stock options.

         Conference Call Information

         Sunrise will host a conference call on Thursday, November 4, 2004, at 10:00 a.m. ET when Paul Klaassen, chairman and chief executive officer; Thomas Newell, president and Larry Hulse, chief financial officer, will discuss the Company’s third-quarter 2004 financial results. The call-in number is 703-639-1163 (no password required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing 703-925-2533 (pass code: 573600). The call will be available from 1:00 p.m. ET, November 4 through 11:59 p.m. ET, November 11. In addition, a recording of the call will be available on Sunrise’s Web site.

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Sunrise Reports Third-Quarter 2004 EPS Results of $0.41

         Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based Company, which employs more than 35,000 people, operates 406 communities that are either open or under construction in the United States, United Kingdom, Canada, and Germany with a combined resident capacity of approximately 45,400. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as, home care, nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise please visit http://www.sunriseseniorliving.com.

Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, success in integrating Marriott Senior Living Services’ operations, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For general media calls, please contact Sarah Evers, vice president, Communications at (703) 744-1620.

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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$118,770	$102,548
Accounts receivable, net	53,502	46,329
Notes receivable — affiliates	2,887	28,976
Deferred income taxes	15,261	23,570
Prepaid expenses and other current assets	81,416	34,472

Total current assets	271,836	235,895
Property and equipment, net	414,511	412,228
Notes receivable — affiliates	71,042	48,377
Management contracts and leaseholds, net	79,407	82,395
Costs in excess of assets acquired, net	110,535	106,139
Investments in unconsolidated senior living properties	88,759	73,834
Investments	5,610	5,610
Other assets	33,292	45,320

Total assets	$1,074,992	$1,009,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$166,004	$111,381
Deferred revenue	3,810	31,229
Current maturities of long-term debt	13,236	22,162

Total current liabilities	183,050	164,772
Long-term debt, less current maturities	228,672	200,828
Investments in unconsolidated senior living properties	3,553	3,371
Deferred income taxes	135,659	129,661
Other long-term liabilities	20,904	19,287

Total liabilities	571,838	517,919
Minority interests	1,501	1,603
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 20,319,192 and 20,987,730 shares issued and outstanding in 2004 and 2003, respectively	203	210
Additional paid-in capital	243,383	273,378
Retained earnings	259,084	221,109
Deferred compensation — restricted stock	(4,636)	(6,564)
Accumulated other comprehensive income	3,619	2,143

Total stockholders’ equity	501,653	490,276

Total liabilities and stockholders’ equity	$1,074,992	$1,009,798

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues:
Management services	$284,162	$233,377	$826,095	$504,758
Resident fees	86,149	99,658	256,246	256,593

Total operating revenues	370,311	333,035	1,082,341	761,351

Operating expenses:
Management services	257,680	209,621	750,450	454,694
Facility operating	65,144	74,168	193,632	188,911
General and administrative	18,556	21,451	54,168	54,420
Depreciation and amortization	5,001	4,716	15,033	11,384
Facility lease	10,766	11,585	34,238	26,912

Total operating expenses	357,147	321,541	1,047,521	736,321

Other Income:
Income from property sales	—	20,276	23,977	63,184

Income from operations	13,164	31,770	58,797	88,214
Interest income (expense):
Interest income	2,045	2,307	5,418	7,136
Interest expense	(1,639)	(7,692)	(5,482)	(22,304)

Net interest income (expense)	406	(5,385)	(64)	(15,168)
Equity in earnings of unconsolidated senior living properties	752	724	2,167	929
Minority interests	(176)	(338)	(622)	(922)

Income before income taxes	14,146	26,771	60,278	73,053
Provision for income taxes	(5,234)	(9,638)	(22,303)-	(26,299)

Net income	$8,912	$17,133	$37,975	$46,754

Net income per common share data:

Basic:

Basic net income per common share	$0.44	$0.82	$1.87	$2.16

Basic weighted-average shares outstanding	20,231	20,781	20,361	21,636

Diluted:

Diluted net income	$10,015	$18,299	$41,261	$50,217

Diluted net income per common share	$0.41	$0.74	$1.67	$1.96

Diluted weighted-average shares outstanding	24,434	24,792	24,680	25,624

Sunrise Senior Living, Inc.
Supplemental Information
As of September 2004
($ in millions except average daily rate)

	Communities		Resident Capacity
	Q3 03	Q3 04	Q3 03	Q3 04
Community Data
Communities managed for third party owners	164	185	21,532	23,282
Communities in joint ventures	117	128	10,330	11,282
Communities consolidated	66	64	8,551	8,230

Total communities operated (1)	347	377	40,413	42,794

Percentage of Total Operating Portfolio
Assisted Living			67%	69%
Independent Living			23%	22%
Skilled Nursing			10%	9%

Total			100%	100%

Selected Operating Results

		Q3 03	Q3 04
I.	Total Operating Portfolio
	Number of communities (1)	347	377
	Resident capacity	40,413	42,794
	Occupancy	86.2%	87.3%

II.	Same-Store Owned Portfolio Operating Results (2)	Q3 03	Q3 04	% Change
	Number of communities	147	147	—
	Resident capacity	12,038	12,038	—
	Revenue	$129.22	$138.90	7.5%
	Facility operating expense (3)	$76.86	$85.03	10.6%
	Occupancy	89.1%	91.1%	2.2%
	Average daily rate (4)	$129.01	$135.30	4.9%

III.	Selected Total Portfolio Operating Results (5)
	Total revenue of communities under management	$405.2	$451.0
	Total G&A expenses as a percentage of total revenue of communities under management	5.3%	4.1%
	Total G&A expenses, excluding transition and unusual expenses, as a percentage of total revenues of communities under management (6)	4.3%	3.9%
Other Information
	Consolidated Debt
	Fixed principal amount	$189.9	$163.2
	Fixed weighted average rate	4.95%	4.59%
	Variable principal amount	$73.1	$78.7
	Variable weighted average rate	3.97%	3.81%
	Total debt	$263.0	$241.9
	Total weighted average rate	4.68%	4.34%

Sunrise Senior Living. Inc.
Supplemental Information (continued)
As of September 2004
($ in millions except average daily rate)

	Q3 03	Q3 04
Development Information
Construction in progress	$78.2	$84.8
Capitalized interest	$0.9	$1.4
Capital expenditure	$34.0	$26.3
Pre-tax start-up losses (7)	$(0.5)	$(0.8)

    Number of Development Communities to be Opened (Resident Capacity)

	Q4 04		Q1 05		Q2 05		Q3 05
Consolidated communities	1	(90)	—		—		2	(179)
Joint venture communities	1	(95)	5	(460)	2	(198)	3	(293)
Managed communities	2	(158)	—		—		3	(277)

Notes

(1)	During the third quarter of 2004, Sunrise opened two newly developed communities, began managing two additional communities and closed one wholly owned community.

(2)	Same-store owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the third quarter of 2004 and 2003. This includes consolidated and joint venture communities.

(3)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-store joint venture communities in order to make comparisons between consolidated and joint venture communities consistent.

(4)	Average daily rate excludes community fees.

(5)	Includes all revenues for communities operated by Sunrise.

(6)	G&A expenses used in this calculation exclude transition expenses of $4 million for the three months ended September 30, 2003. In light of the one-time transition expenses associated with the Marriott Senior Living Services transaction, Sunrise believes this calculation is relevant in understanding its recurring G&A expenses as a percentage of revenues. In addition, G&A expenses used in this calculation exclude $0.8 million of costs related to hurricane damage at our properties in Florida for the three months ended September 30, 2004. Sunrise believes that these costs are not indicative of our recurring G&A expenses as a percentage of revenues.

(7)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.